Exhibit 99.1

ATI and Snecma (Safran) Sign Long-Term Titanium Cast Products Agreement

PITTSBURGH--(BUSINESS WIRE)--October 20, 2014--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it has signed an agreement to supply titanium investment cast products to Snecma (Safran) for use in single-aisle and business jet engine programs, including the CFM LEAP* family. The new agreement begins in 2015 and extends into the next decade.

“We are pleased with this agreement with Snecma,” said Rich Harshman, Chairman, President and Chief Executive Officer. “The new agreement builds on our long-term strategic relationship with Snecma (Safran) and recognizes our integrated capabilities from raw materials (titanium sponge) through mill products to forgings, investment castings, and components.

“Through this agreement, ATI is positioned to significantly grow our titanium investment casting content on jet engines powering next-generation single aisle aircraft. This agreement represents one of several growth opportunities for ATI’s integrated titanium investment casting business, and supports our goal to at least double the revenue of this business within the next five years.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Snecma is part of Safran, an international high-technology group with three core businesses: aerospace, defence and security. Snecma designs, builds and sells propulsion systems for air and space, including a wide range of commercial engines that are powerful, reliable, economical and environmentally-friendly, led by the global best-seller CFM56 and the new-generation LEAP*. The company also makes world-class military aircraft engines, as well as rocket propulsion systems and equipment for satellites and launch vehicles. Snecma is a leading provider of maintenance, repair and overhaul (MRO) services for civil and military aircraft engines, under the new EngineLife® brand, offering comprehensive support for customers around the world.

*CFM56 and LEAP engines are produced and marketed by CFM International a 50/50 joint venture of Snecma (Safran), France and GE of the United States.

The CFM LEAP family represents the engines of choice for the next-generation single-aisle aircraft. The LEAP-1A is an option on the Airbus A320neo. The LEAP-1B is the exclusive powerplant for the Boeing 737 MAX. And the LEAP-1C is the sole Western powerplant for the COMAC C919.

Building the World’s Best Specialty Materials Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ending June 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004